EXHIBIT 16

                       LETTERHEAD OF RICHARD O. DEEM, P.C.




October 22, 2001



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Ten Stix, Inc.
     File No.

Dear Sirs:

I agree with the statements made in Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure in the Registration Statement of Ten Stix Inc. (the "Registration Statement"), as reprinted below from the Registration Statement:

     "Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     The Company's principal independent accountant from January 10, 1996 (inception) to August 2000 was Richard O. Deem, 4800 West 80th Avenue, Suite 202, Westminster, Colorado 80030. The Company's principal independent accountant from September 1, 2000 to the current date is Comiskey & Company, 789 Sherman Street, Suite 440, Denver, Colorado 80203. The Company's former principal independent accountant, Richard O. Deem, P.C., declined to stand for re-election in August of 2000, and subsequently, management of the Company engaged the accounting firm of Comiskey & Company, as the Company's independent auditors. The decision to change accountants was approved by the Board of Directors.

     During the Company's two most recent fiscal years and any subsequent interim period preceding the resignation of Mr. Deem, there were no disagreements with Mr. Deem which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr.Deem, would have caused Mr. Deem to make reference to the subject matter of the disagreements in connection with his reports.

     The Company's former principal independent accountant did not provide an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles.

     The Company's financial statements have been audited from inception by Comiskey & Company, P.C., 789 Sherman Street, Suite 440, Denver, Colorado 80203. Comiskey & Company, P.C. has been the Company's principal independent accountants since August 2000 to current. There have been no disagreements with the Company's independent accountants that have not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

     The Company's principal independent accountants have not provided an adverse opinion nor disclaimer of opinion to the Company's financial statements, nor have they modified their opinion as to uncertainty, audit scope or accounting principles.


Very truly yours,


/s/ RICHARD O. DEEM, P.C.
-------------------------
RICHARD O. DEEM, P.C.


          4800 West 80th Avenue, Suite 202 Westminster, Colorado 80030
                         303-426-7414 Fax 303-426-7431